EXHIBIT 99

NEWS RELEASE

EMC Insurance Group Inc. Declares Quarterly Cash Dividend, and Announces a Presentation by Management at the 6th Annual Intellisight Investor Conference

DES MOINES, Iowa (August 17, 2017) - EMC Insurance Group Inc. (NASDAQ:EMCI) (the “Company”) today announced that its board of directors declared a quarterly cash dividend of
$0.21 per share of common stock payable September 5, 2017, to stockholders of record as of August 29, 2017. The Company has declared a quarterly dividend since becoming a publicly held company in February 1982, and has never reduced its dividend.

Management Presentation
Additionally, Mark E. Reese, Senior Vice President and Chief Financial Officer, and Steven T. Walsh, Director of Investor Relations will present at the 6th Annual Intellisight Conference on Tuesday, August 22, 2017, at approximately 11:55 a.m. Eastern time. The Intellisight conference will be held at the University of St. Thomas in downtown Minneapolis, located at 1000 LaSalle Avenue, Minneapolis, MN. Interested parties may access the live audio portion of the presentation at http://wsw.com/webcast/intel17/emci and the webcast replay will remain accessible via the conference event page at: www.gointellisight.org. The presentation slides will be available on the Company’s website at www.emcins.com.

About EMCI
EMC Insurance Group Inc. is a publicly held insurance holding company with operations in property and casualty insurance and reinsurance, which was formed in 1974 and became publicly held in 1982. The Company’s common stock trades on the Global Select Market tier of the NASDAQ Stock Market under the symbol EMCI. Additional information regarding the Company may be found at www.emcins.com. EMCI’s parent company is Employers Mutual Casualty Company (EMCC). EMCI and EMCC, together with their subsidiary and affiliated companies, conduct operations under the trade name EMC Insurance Companies.

Contacts

Investors:	Media:
Steve Walsh, 515-345-2515	Lisa Hamilton, 515-345-7589
steve.t.walsh@emcins.com	lisa.l.hamilton@emcins.com